Exhibit 21.1

Subsidiaries of KBS Growth & Income as of October 12, 2015

KBS Growth & Income Limited Partnership

KBS Growth & Income REIT Holdings LLC

KBSGI REIT Properties, LLC

KBSGI Von Karman Tech, LLC

KBSGI REIT Acquisition I, LLC